Exhibit 10.16
ALIGN TECHNOLOGY, INC.
EXECUTIVE OFFICER RELOCATION AGREEMENT

Effective as of December 31, 2020, and as a condition to receive the relocation benefits promised in this agreement (“Agreement”) by Align Technology, Inc. (“Align” or the “Company”), I, [Name], hereby agree to the following terms and conditions with respect to the relocation package offered below.

A.Relocation Costs and Benefits.
1.Align agrees to advance, provide and/or reimburse specified costs and expenses associated with the movement of my household and household goods as well as to provide and/or reimburse the costs and expenses associated with certain destination services and benefits intended to ease my relocation. Specifically, Align will advance, pay and/or reimburse me for the following services, expenses, and costs, which may be, at the Company’s option, through Aires, Align’s current third-party vendor:

Household Goods Shipment	•Packing, loading, transporting, and insurance •Two vehicles, if over 500 miles •Renter: 30 days of storage •Homeowner: 60 days of storage
En Route Trip	•One-way economy airfare OR •Mileage for two cars at current rate, (based on 400 miles/day) •Reasonable meals and lodging
Home Finding Trip	•1 trip (7 days/6 nights) •Employee and spouse/domestic partner •Roundtrip economy airfare or mileage for one car at IRS rate •Meals, lodging and rental car
Temporary Living	•Furnished apartment or extended-stay hotel •Up to 60 days •No meals or incidentals
Departure Home Sale Assistance	•Marketing assistance •Guaranteed Buy Out (GBO) •Must use Aires agent unless otherwise agreed in writing
Destination Home Purchase Assistance
•Home finding assistance
•Must have been homeowner previously
•Normal and customary closing costs (no points/pre-paids)
•Up to 2% of the purchase price
•Must use Aires Agent unless otherwise agreed in writing

Rental Assistance	•One day professional rental tour •Lease termination up to 2 month’s rent •Application fee, credit report fee, and finder’s fee
Miscellaneous Allowance	•One month’s base salary capped at $20,000 •Payroll taxes deducted

2.In addition, Align agrees to reimburse me for any expenses actually incurred for tax advice from an accountant, attorney or other qualified tax advisor regarding the personal tax implications of the relocation, up to a maximum of $1,000.

3.Align also agrees to make an make an additional cash payment on my behalf (or, if Align otherwise determines, to me) to assist in offsetting the amount of any federal and state taxes I will owe as a result of the Company’s reimbursement or payment of the relocation benefits described above.

4.The scope of the services, expenses, and costs which are to be advanced, paid or reimbursed pursuant to this agreement shall be in accordance with the customary practice of the Company, or Aires, the Company’s third-party vendor, as applicable. The Compensation Committee of the Board of Directors of the Company shall have the authority to interpret the scope of such services, expenses and costs to the extent there is any ambiguity or disagreement among the parties with respect thereto, and the Compensation Committee’s decision shall be final and binding on the parties.

B.Terms and Conditions
1.I understand and agree that if I terminate my employment for any reason, or if the Company terminates my employment for Cause (as defined in the [INSERT APPLICABLE EMPLOYMENT AGREEMENT NAME], dated [INSERT DATE], by and between myself and the Company (the “Employment Agreement”)) within one year from (i) the date of my relocation (which will be the day that I begin work in the new location regardless of whether my household goods and/or accompanying family members (if any) have arrived, as determined by the Company, in its sole discretion, based on its objective determination of when I began work in the new location); or (ii) the date of the first expense incurred by the Company on my behalf hereunder, whichever is later (the later of such dates, the “Start Date”), I agree to repay the Company all relocation expenses and costs incurred by the Company above, whether reimbursed or provided to me directly by the Company, paid on my behalf, or paid through or to a third party on the Company’s behalf, including amounts paid to federal or state tax agencies as withholding or other credit against taxes, and any tax gross-up or offset payments (collectively, the “Expenses”). My obligation to repay the Expenses shall be limited as follows:
a.Align will forgive 1/12 of the Expenses for each full month of full-time employment after the Start Date. Any unforgiven Expenses which remain at the time of my resignation or termination for Cause will be due and payable to the Company no later than thirty (30) calendar days after my last day of employment.
b.If the Company terminates my employment other than for Cause within one year from the Start Date, I will have no obligations under this agreement to reimburse the Company for any portion of the Expenses.

2.As a condition to receiving the benefits provided under this agreement, I hereby acknowledge and agree that the movement of my principal office location to the Tempe, Arizona area does not constitute “Good Reason” under [Section] the Employment Agreement or under the terms of any of the equity awards granted to me by the Company.

The Company and I further agree that hereafter for purposes of the Employment Agreement, including Section [INSERT APPLICABLE SECTION] my principal place of employment shall be 410 North Scottsdale Road, Tempe, Arizona 85281.

3.The Internal Revenue Service requires that some reimbursements to me or payments to third parties for relocation expenses be reported as income. Further, some or all reimbursed moving and resettlement expenses may be subject to State and Federal withholding taxes. If

I incur any expenses not reimbursed by the Company, I will consult with my own tax advisor.

4.I understand that I cannot and have not relied on the Company or any officer or employee of the Company for advice regarding the proper tax treatment of my relocation expenses, and that I am responsible for obtaining independent advice from my own personal tax advisor.
5.To the extent permitted by applicable law, if so permitted, I authorize the Company to deduct from monies otherwise due to me by the Company, any amounts or Expenses I am obligated hereunder to repay. I understand that if such monies are not sufficient to repay the full amount that I owe, I will remain obligated to immediately pay the remaining amounts owing to the Company under this Agreement within thirty (30) calendar days of my last day of employment. If I fail to repay the amounts due within that time frame, I will also pay the Company interest at an annual rate of one (1%) percent over prime on all amounts that remain unpaid after the end of such thirty (30) day period. Further, if I breach this Agreement, or default on my obligation to repay all of the Expenses owed, I agree to pay the Company’s cost (including reasonable attorneys’ fees and court costs) of collecting any amounts payable under this Agreement.
6.This Agreement contains the entire agreement between the Company and I concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and I with respect thereto; provided, however, that this Agreement is in addition to, and does not replace or supersede, any other repayment agreement I have entered into with the Company and/or its affiliated entities or subsidiaries.
7.I understand and agree that nothing in this Agreement alters the length of my employment, guarantees employment for any period, alters my status as an at-will employee of Align, or, except as expressly provided herein, modifies, amends, or supersedes the Employment Agreement. This Agreement does not constitute a contract of employment for a fixed duration or a guarantee of employment for twelve months or otherwise, which means either I or Align may terminate my employment at any time and for any reason not otherwise unlawful and in accordance with the terms set forth in the Employment Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:

Name:

ALIGN TECHNOLOGY, INC.

By:
Name: Title: